Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2013 THIRD QUARTER RESULTS AND UPDATES ITS 2013 BUSINESS OUTLOOK

BOISE, Idaho (July 29, 2013) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2013.

Highlights:

▪	Total revenues were $606.4 million for the quarter, 9.3% higher than revenues for the same period in the prior fiscal year. Revenue growth was 11.3% in the United States.
▪	Gross profit as a percentage of total revenues improved to 12.8% for the quarter, compared to 12.5% for the same period in the prior fiscal year.
▪
Operating income was $26.5 million for the quarter, 13.9% higher than operating income for the same period in the prior fiscal year.  Operating income as a percentage of total revenues improved to 4.4% for the quarter, compared to 4.2% for the same period in the prior fiscal year.

▪
Net income was $16.8 million for the quarter, 15.7% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $1.32 for the quarter, compared to $1.15 for the same period in the prior fiscal year.

▪	We generated cash flow from operations for the nine months ended June 30, 2013 of $60.5 million compared to cash provided by operations of $5.4 million for the same period in the prior fiscal year.
▪	Internet sales to independent veterinary practices and producers in the United States grew by 25.8% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs in the United States increased 11.6% to $51.3 million for the quarter compared to the same period in the prior fiscal year.
▪	The rollout of our Diagnostics Unlimited program continued to perform very well as revenues to all customers reached approximately $43 million for the quarter.

“Our results for the quarter continued to be strong,” said Jim Cleary, President and Chief Executive Officer.  “Our revenue growth in the United States was double-digit. Both our gross margin and cash flow exceeded our expectations.  We experienced very positive results from our value-added services, and our diagnostics rollout continued to generate great results and customer service.”

Quarter ended June 30, 2013 compared to quarter ended June 30, 2012

Total revenues increased 9.3% to $606.4 million for the quarter ended June 30, 2013, compared to $554.7 million for the quarter ended June 30, 2012.  Revenue growth in the United States was 11.3% for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012.  Organic revenues were flat in the United Kingdom but decreased by 3.0% related to foreign currency translation.  Commissions increased 4.8% to $4.8 million for the quarter ended June 30, 2013, compared to $4.6 million for the quarter ended June 30, 2012.

Gross profit increased by 11.5% to $77.5 million for the quarter ended June 30, 2013, compared to $69.5 million for the quarter ended June 30, 2012.  Gross profit as a percentage of total revenues improved to 12.8% for the quarter ended June 30, 2013, compared to 12.5% for the quarter ended June 30, 2012 due to an improvement in vendor rebates as a percentage of total revenues.  Vendor rebates for the quarter ended June 30, 2013 increased by approximately $3.0 million compared to the quarter ended June 30, 2012 primarily due to the timing of manufacturer rebate programs and growth in revenues.

Operating income increased 13.9% to $26.5 million for the quarter ended June 30, 2013, compared to $23.3 million for the quarter ended June 30, 2012.  SG&A expenses increased 10.2% to $48.4 million for the quarter ended June 30, 2013, compared to $44.0 million for the quarter ended June 30, 2012.  SG&A expenses as a percentage of total revenues were 8.0% for the quarter ended June 30, 2013, compared to 7.9% for the quarter ended June 30, 2012.  The increase in SG&A expenses was primarily due to an increase in compensation and benefit costs.

Net income increased 15.7% to $16.8 million for the quarter ended June 30, 2013, compared to $14.5 million for the quarter ended June 30, 2012.  Diluted earnings per share were $1.32 and $1.15 for the quarter ended June 30, 2013 and 2012, respectively, an increase of 14.8%.

As of June 30, 2013, we had $11.8 million outstanding on our credit facilities after acquiring substantially all of the assets of PCI Animal Health for approximately $17 million on December 31, 2012, compared to $48.1 million as of September 30, 2012.

Nine months ended June 30, 2013 compared to nine months ended June 30, 2012

Total revenues increased 14.4% to $1.742 billion for the nine months ended June 30, 2013, compared to $1.524 billion for the nine months ended June 30, 2012.  Excluding the revenues resulting from the acquisition of the assets of Micro during the month of October 2012, revenue growth in the United States was 12.7% for the nine months ended June 30, 2013, compared to the nine months ended June 30, 2012.  We acquired the assets of Micro on October 31, 2011, and therefore did not own Micro for one month of the comparable nine month period in the prior fiscal year.  Revenues resulting from the acquisition of Micro were $28.7 million during the month of October 2012.  Revenue growth in the United Kingdom was 11.0% for the nine months ended June 30, 2013, consisting of 11.6% organic growth reduced by 0.6% related to foreign currency translation.  Commissions increased 12.1% to $14.2 million for the nine months ended June 30, 2013, compared to $12.7 million for the nine months ended June 30, 2012.

Gross profit increased by 15.3% to $229.1 million for the nine months ended June 30, 2013, compared to $198.7 million for the nine months ended June 30, 2012.  Gross profit as a percentage of total revenues improved to 13.1% for the nine months ended June 30, 2013, compared to 13.0% for the nine months ended June 30, 2012 due to an improvement in vendor rebates as a percentage of total revenues, offset in part by a decrease in product margin.  Vendor rebates for the nine months ended June 30, 2013 increased by approximately $6.9 million compared to the nine months ended June 30, 2012 primarily due to the timing of manufacturer rebate programs and growth in revenues.

Operating income increased 17.8% to $77.8 million for the nine months ended June 30, 2013, compared to $66.1 million for the nine months ended June 30, 2012.  SG&A expenses increased 14.3% to $143.8 million for the nine months ended June 30, 2013, compared to $125.8 million for the nine months ended June 30, 2012.  SG&A expenses as a percentage of total revenues were 8.3% for each of the nine months ended June 30, 2013 and 2012.  The increase in SG&A expenses was primarily due to an increase in compensation and benefit costs and Micro expenses for the month of October 2012.

Net income increased 19.0% to $48.6 million for the nine months ended June 30, 2013, compared to $40.9 million for the nine months ended June 30, 2012.  Diluted earnings per share were $3.83 and $3.23 for the nine months ended June 30, 2013 and 2012, respectively, an increase of 18.6%.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2013, revenues will be from $2.330 billion to $2.360 billion, which represents growth of 12.3% to 13.7% compared to revenues in fiscal year 2012.  The Company estimates that diluted earnings per share will be from $4.89 to $4.94 per share, which represents growth of 15.6% to 16.8% compared to diluted earnings per share in fiscal year 2012.  The Company’s previous guidance for the fiscal year ending September 30, 2013 was revenues from $2.320 billion to $2.360 billion and diluted earnings per share of $4.79 to $4.89.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on July 29, 2013 at 10:00 a.m. Eastern time to discuss in greater detail these results and its fiscal year 2013 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 5, 2013 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 19215654.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce/deliver products to market; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; possible changes in the use of feed additives (antibiotics, growth promotants) used in the production animal markets due to trade restrictions, consumer concern and/or government regulations; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions and investments; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; our intellectual property rights may be inadequate to protect our business; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended June 30,		Nine Months Ended June 30,
Statements of Income	2013	2012	2013	2012
Revenues	$606,443	$554,669	$1,742,405	$1,523,740
Cost of product sales	528,932	485,150	1,513,286	1,325,089
Gross profit	77,511	69,519	229,119	198,651
Selling, general and administrative expenses	48,432	43,959	143,820	125,799
Depreciation and amortization	2,545	2,273	7,450	6,739
Operating income	26,534	23,287	77,849	66,113
Interest expense	(173)	(249)	(599)	(684)
Other income	229	241	820	771
Income before taxes	26,590	23,279	78,070	66,200
Income tax expense	(9,809)	(8,776)	(29,438)	(25,323)
Net income	$16,781	$14,503	$48,632	$40,877

Net income per share - diluted	$1.32	$1.15	$3.83	$3.23
Weighted average common
shares outstanding - diluted	12,713	12,662	12,705	12,638

			June 30,	September 30,
Condensed Consolidated Balance Sheets			2013	2012
Assets
Cash			$531	$514
Receivables, net			310,303	288,922
Inventories			283,589	251,375
Prepaid expenses and other current assets			6,006	10,094
Deferred income taxes			2,853	1,580
Total current assets			603,282	552,485

Property and equipment, net			37,772	35,784
Goodwill			70,588	61,841
Intangibles, net			40,428	38,706
Other assets, net			8,119	7,567
Total Assets			$760,189	$696,383

Liabilities
Credit facilities			$11,781	$48,080
Accounts payable			308,987	258,741
Accrued expenses and other current liabilities			20,070	19,952
Current portion of capital lease obligations			127	337
Total current liabilities			340,965	327,110

Deferred income taxes			8,690	7,180
Long-term debt and capital lease obligations			33	104
Other long-term liabilities			2,290	2,687

Stockholders' Equity			408,211	359,302

Total Liabilities and Stockholders' Equity			$760,189	$696,383